**	Portions of this exhibit have been omitted pursuant to Syntel’s request to the Secretary of the Securities and Exchange Commission for confidential treatment pursuant to Rule 24b-2 under the Securities and Exchange Act of 1934, as amended.

EXHIBIT 10.1

EXECUTION VERSION

STATE STREET INTERNATIONAL HOLDINGS

and

SYNTEL DELAWARE, LLC,

and

SYNTEL SOLUTIONS (MAURITIUS) LIMITED

SHAREHOLDERS AGREEMENT

relating to

SYNTEL SOLUTIONS (MAURITIUS) LIMITED

1 February 2005

EXECUTION VERSION

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is dated as of February 1, 2005 and made by and among:

(1)	STATE STREET INTERNATIONAL HOLDINGS, a company organized under the authority of Chapter 167F, Section 2(6) of the Massachusetts General Laws and Section 25A of the Federal Reserve Act, as amended with its principal office at 225 Franklin Street, Boston, Massachusetts 02110, USA (“State Street”);

(2)	SYNTEL DELAWARE, LLC, a company incorporated under the laws of the State of Delaware, and having its registered office at 1209 Orange Street, Wilmington, Delaware 19801, USA (“Syntel”); and

(3)	SYNTEL SOLUTIONS (MAURITIUS) LIMITED, a company incorporated in Mauritius, and having its registered office at 608 St. James Court, St. Denis Street, Port Louis, Republic of Mauritius (the “Company”).

WHEREAS

A.	State Street and Syntel together currently own 100% of the issued and outstanding Shares (as defined herein below) of the Company;

B.	The Company owns 100% (except as set forth in the Subscription Agreement, as defined below) of the issued and outstanding equity voting share capital of Syntel Sourcing Private Limited, an Indian company incorporated under the (Indian) Companies Act, 1956, as amended (“Companies Act”), with its registered office at B/101-104, Delphi, “B” wing, Hiranandani Business Park, Powai, Mumbai 400 076, India (“SSI”); and

C.	This is the Shareholders Agreement contemplated in the Subscription Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

1.1	Definitions

“Affiliate” means, in relation to a body corporate, a company or entity that directly or indirectly holds more than 25% of the voting rights of that body corporate and/or a company or entity in which that body corporate holds directly or indirectly more than 25% of the voting rights;

EXECUTION VERSION

“Agreement” has the meaning given to such term in the introduction to this Agreement;

“Auditors” means Ernst and Young or such other auditors as the Company may appoint from time to time;

“Board” means the Board of Directors of the Company from time to time;

“Business” has the meaning set out in Section 2;

“Business Day” means any day on which the New York Stock Exchange is open for ordinary business;

“Call Notice” has the meaning given to such term in Section 11.7;

“Call Offer Period” has the meaning given to such term in Section 11.7;

“Call Offer Price” means the price equivalent to **

“Call Offer to Purchase” has the meaning given to such term in Section 11.7;

“Chairman” means the chairman from time to time of the Board;

“Class A Common Shares” shall mean the shares of Class A Common Shares, without par value, of the Company;

“Class B Common Shares” shall mean the shares of Class B Common Shares, without par value, of the Company;

“Class A Directors” shall mean the directors nominated by the holder of shares of Class A Common Shares, as described in the Constitution;

“Class B Directors” shall mean the directors nominated by the holder of shares of Class B Common Shares, as described in the Constitution;

“Class A Shareholder” shall mean the holder of shares of Class A Common Shares;

“Class B Shareholder” shall mean the holder of shares of Class B Common Shares;

“Companies Act” has the meaning given to such term in the recitals to this Agreement;

“Company” has the meaning given to such term in the introduction to this Agreement;

EXECUTION VERSION

“Control” or “control”, with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management, business or policies of such person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect or appoint at least 50% of the directors, managers, partners or other individuals exercising similar authority with respect to such person;

“Constitution” means the constitution of the Company to be adopted by the Company in the form set out in Exhibit A of the Subscription Agreement;

“Contractual Documents” has the meaning given to such term in Section 16.1;

“Damages” means all or any damages, claims, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Encumbrances, losses, reasonable expenses, fees and any Taxes and/or interest, charges, penalties or other amounts imposed with respect to any Tax by any Governmental Authority, including, without limitation, court costs, reasonable attorney’s fees, disbursements and expenses (to the extent permitted by applicable law).

“Deed of Adherence” means a deed of adherence in the form set out in Schedule 1;

“Director” means any Class A Director or Class B Director appointed to the Board from time to time;

“Effective Date” means the Closing Date under the Subscription Agreement;

“Employees” means all persons employed or retained by the Company and/or SSI, including, without limitation, those employees on long term disability leave or other absence;

“Encumbrance” means any interest or equity of any person (including, without limitation, any right to acquire, option or right of pre-emption) and any charge, mortgage, security interest, pledge, lien (including retention of title claims), assignment, power of sale or hypothecation and any rental, hire purchase, creditor, conditional sale or other agreement for payment on deferred terms or any other third party right, restriction or encumbrance of any nature whatsoever (whether or not perfected) and the term Encumber shall be construed accordingly;

“FTE” means full-time equivalent Employee;

“Governmental Authority” means any government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any other government authority, agency, department, board, commission or instrumentality of United States of America or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and, any governmental or non-governmental self-regulatory organization, agency or authority;

“Group Company” means the Company and its Subsidiaries from time to time;

EXECUTION VERSION

“Material Event” means that State Street has received an opinion of counsel to the effect that pursuant to legal or regulatory requirements, State Street is prohibited from continuing in a joint venture relationship with the Class B Shareholder;

“MSA” means that certain Master Services Agreement between SSI and State Street Bank and Trust Company;

“Notice” has the meaning given to such term in Section 23.1;

“Permitted Transferee” has the meaning given to such term in Section 11.2;

“Preferred Shares” means the Preferred Shares, without par value, of the Company, the holders of which shall have no rights other than the right to receive dividends in accordance with the terms set forth in the Company’s Constitution;

“Put Notice” has the meaning given to such term in Section 11.6;

“Put Offer to Sell” has the meaning given to such term in Section 11.6;

“Put Offer Period” has the meaning given to such term in Section 11.6;

“Share” means shares of Class A Common Shares, Class B Common Shares and the Preferred Shares;

“Shareholder” means a holder of Shares;

“Shareholder Support” means any undertaking, covenant, guarantee of, performance bond from, pledge of Shares held by, or any other recourse to, the Shareholders, and provided by the Shareholders to, or in favour of, any third person pursuant to any financing arrangement of the Company or any other Group Company from time to time;

“SSI” has the meaning given to such term in the recitals to this Agreement;

“SSI Board” means the board of directors of SSI from time to time;

“SSI Chairman” means the chairman from time to time of the SSI Board;

“Standard of Conduct” has the meaning given to such term in Section 5;

“State Street” has the meaning given to such term in the introduction to this Agreement;

“Subscription Agreement” means the agreement dated as of February 1, 2005 among State Street, Syntel and the Company for the subscription of 51 shares of Class A Common Shares of the Company;

“Syntel” has the meaning given to such term in the introduction to this Agreement;

EXECUTION VERSION

“Tax” means all taxes imposed by any Governmental Authority, including, (i) any tax based upon or measured by income, gross receipts, sales use or value added; (ii) any taxes denominated as ad valorem, transfer, franchise, capital shares, payroll, employment excise, occupation, property, windfall profits, environmental, customers, or withholding taxes; and (iii) any interest, penalties, or other amounts imposed with respect to any tax;

“Transfer Value” means the price per Share calculated in accordance with the provisions of Schedule 2;

“United States Dollars”, “USD” and “US$” means the lawful currency of the United States of America.

1.2	Construction of certain references

In this Agreement unless otherwise specified:

1.2.1	the index and headings are for ease of reference only and shall not be taken into account in construing this Agreement;

1.2.2	references to this Agreement or any other document shall be construed as references to this Agreement or that other document as amended, varied, novated, supplemented or replaced from time to time;

1.2.3	references to any recital, Section, clause, paragraph, Schedule or Appendix are to those contained in this Agreement, and references to a part of a Schedule are to the part of the Schedule in which the reference appears and all Schedules and Appendices to this Agreement are an integral part of this Agreement;

1.2.4	the expression “this Section” shall, unless followed by reference to a specific provision, be deemed to refer to the whole Section (not merely the clause, sub-clause, paragraph or other provision of such Section) in which the expression occurs;

1.2.5	references to a party mean a party to this Agreement including that party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement provided that the relevant property, right or liability has been properly assigned or transferred to such person;

1.2.6	references to a Director shall, where the context allows, include reference to the alternate of such Director;

1.2.7	references to any gender shall include the other gender; and words in the singular include the plural and vice versa;

1.2.8	law includes any legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty or other legislative measure in

EXECUTION VERSION

any jurisdiction and any present or future directive, notification, circular, request, requirement or guideline (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is in accordance with the general practice of persons to whom the directive, notification, circular, request, requirement or guideline is addressed);

1.2.9	references to legislation include any statute, by-law, regulation, rule, notification, circular, subordinate or delegated legislation or order; and reference to any legislation is to such legislation or order as amended, modified or consolidated from time to time and to any legislation replacing it or made under it;

1.2.10	reference to a person (or to a word importing a person) shall be construed so as to include:

(a)	individual, firm, partnership, trust, joint venture, company, corporation, body corporate, unincorporated body, association, organization, any government, or state or any agency of a government or state, or any local or municipal authority or other governmental body (whether or not in each case having separate legal personality);

(b)	that person’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement; and

(c)	references to a person’s representatives shall be to its officers, employees, legal or other professional advisers, sub-contractors, agents, attorneys and other duly authorized representatives;

1.2.11	in writing includes any communication made by letter or fax but does not include e-mail or other forms of electronic communication.

2.	BUSINESS AND NAME OF COMPANY

The business of the Company (the “Business”) shall be to act as an investment holding company and acquire and manage directly or indirectly equity controlling interests in SSI, an Indian incorporated limited company offering back- and middle-office services for institutional investors.

Both parties acknowledge and agree that the relationship between State Street and Syntel is not exclusive, and each party may enter into joint ventures with other third parties for similar services anywhere in the world, subject to any restrictions set forth in this Agreement and the MSA. Both parties agree to provide reasonable cooperation, at the requesting party’s expense, in furtherance of the foregoing sentence and in response to requests or requirements by Governmental Authorities.

If, at any time, State Street ceases to own the Class A Common Shares of the Company, the Shareholders and the Company agree to take all such steps as are necessary to change

EXECUTION VERSION

the name of the Company and SSI to a name that does not in any manner whatsoever include any tradename or trademark of State Street, or any words similar thereto in any language. Any such name change shall also be made on all letterhead, signs, logos, literature and any other items of the Company and SSI that identify the Company or the Business or SSI or the business of SSI.

3.	EFFECTIVE DATE

This Agreement shall come into force and effect from the Effective Date.

4.	PROVISION OF FINANCE

4.1	Financing the Company

4.1.1	**

4.1.2	**

5.	EMPLOYEES

As soon as practicable and in any event within thirty (30) days following the earlier of (i) the Effective Date or (ii) the hiring of an Employee of the respective company, the Shareholders shall cause their respective Directors to cause each of the Company and SSI to take all steps as are necessary to have in place a set of rules (collectively, the “Standard of Conduct”) in the form set out in Schedule 3 which will be required to be complied by any and all Employees. Each Employee shall provide an undertaking to the Company pursuant to which the Employee undertakes (i) to perform his duties, responsibilities and functions to the Company to the best of his abilities in a diligent, trustworthy, professional and efficient manner, and (ii) to comply with the Company’s policies and procedures, including, without limitation, the Standard of Conduct.

6	THE BOARD AND MANAGEMENT **

EXECUTION VERSION

6.2	Directors

The Board shall consist of ** Directors, ** of whom (including one Mauritian resident Director) shall be nominated and elected by the Class A Shareholder and considered Class A Directors and ** of whom (including one Mauritian resident Director) shall be nominated and elected by the Class B Shareholder and considered Class B Directors. Once nominated, the Shareholders agree to take all action necessary or desirable so as to cause the number of directors and the members of the Board to be as set forth herein and in the constituent documents of the Company. Any person nominated as a Director by a Shareholder shall be appointed and may be removed from such office only by the relevant nominating Shareholder, by a memorandum signed in writing by such Shareholder, which shall take effect from the date stated in such memorandum or, if no such date shall be stated, from the date when such memorandum is lodged at the registered office of the Company. For the avoidance of doubt, a Director shall be removed from office without notice if he is guilty of any gross default or misconduct in connection with or affecting the Business, or is guilty of fraud, dishonesty or any criminal offence (save for minor road traffic offences).

6.3	Alternate Directors

Subject to Section 6.2, any Director appointed to the Board shall be entitled to nominate an alternate to attend and vote at Board meetings in his absence. Such alternate shall be approved in writing by the Shareholder who appointed such nominating Director.

6.4	Chairman and Officers

**

6.5	Board Meetings

Board meetings shall be held at the registered office of the Company at intervals of not more than three months. Except as otherwise agreed by all the Directors:

6.5.1	Board meetings shall be convened by any Director or the company secretary by not less than 5 Business Days’ notice, or where the particular circumstances require a shorter period, such shorter period as the circumstances reasonably require, sent to each Director;

EXECUTION VERSION

6.5.2	notice shall be sent to each Director to the address, fax number and/or e-mail address notified to the Company for these purposes, provided if notice is sent by fax or e-mail a copy of such notice shall also be sent by post;

6.5.3	each notice of a Board meeting shall be accompanied by a full agenda and all supporting papers;

6.5.4	each Board meeting shall deal with the business set out in the agenda which accompanied the notice convening that Board meeting and, in the event any other business is raised at such meeting, it shall only be considered to the extent it is so approved by at least one Class A Director and one Class B Director (who are not also Mauritian resident Directors);

6.5.5	minutes of each meeting of the Board shall be taken and kept by the company secretary in the books of the Company. Copies of the minutes of each such meeting shall be delivered to each member of the Board as soon as practicable. If a member has not been present at the meeting, copies of all papers considered by the Board at the meeting shall be sent to him with the minutes;

6.5.6	any Director may participate in a Board meeting by means of a telephone or video conference, and the Chairman may appoint a Mauritian Director to chair any such meeting; and

6.5.7	notwithstanding any other provisions of this Section 6, a resolution in writing signed by all Directors (which resolution may consist of several counterparts) shall be as valid and effective as if it had been adopted by a duly convened meeting of the Board.

6.6	Quorum

The quorum for a Board meeting shall be one Class A Director and one Class B Director (who are not also Mauritian resident Directors) present in person or by their alternates and one Mauritian resident Director. If within 30 minutes. of the time appointed for a Board meeting there is no quorum, the Director(s) present shall adjourn the meeting to the same place and time on the third Business Day following the adjourned meeting provided that at such adjourned meeting the requirement that such Directors shall be present shall not apply and any two Directors (including at least one Mauritian resident Director) present may conduct the business of the meeting.

6.7	Board Committees

Subject to the Constitution and Schedule 4, the Board may function through one or more committees.

EXECUTION VERSION

6.8	Shareholders to Procure Director’s Resignation

Unless agreed to otherwise, if there is a reduction in the percentage of Shares held by a Shareholder at any time which affects a Shareholder’s right to appoint a Director pursuant to Section 6.2 the relevant Shareholder shall procure the resignation of the relevant number of Directors (which shall not include a Mauritian resident Director) appointed by it and shall procure that such directors resign without cost to the Company and such Shareholder shall indemnify the Company and the other Shareholder(s) from and against all claims, demands and rights which any such director may have against the Company in respect of dismissal, redundancy or otherwise.

6.9	Directors may pass information to their Appointer

A Director may from time to time disclose to the Shareholder who appointed him and its representatives such information as he has regarding the Business as shall reasonably be requested by the Shareholder appointing him.

6.10	Directors’ Expenses

The Company shall reimburse each Director for all reasonable travel, hotel and other expenses incurred by that Director in attending Board and committee meetings or otherwise in working for the Company.

6.11	Auditors

The Class A Directors shall be entitled to recommend the Auditors to be appointed for the Company and SSI from time to time, and the other Shareholders agree that they will use their best efforts to cause the Directors nominated by them to vote in favor of the Auditors so recommended so long as such Auditors have expertise in international tax and accounting matters.

6.12	Allocation of Profits and Losses

The Board will adopt a policy to establish the Company’s policy with respect to the allocation of profits and losses of the Company. **

7	SHAREHOLDER MEETINGS

7.1	Notice of Shareholder Meetings

Each Shareholder shall be entitled to have notice of any Shareholders’ meeting of the Company given to it at its address set out in Section 23.1. Notices shall

EXECUTION VERSION

be sent by mail and to such fax number or e-mail address (if any) as the Shareholder shall have provided to the company secretary.

7.2	Quorum for Shareholder Meetings

The quorum for a Shareholders’ meeting of the Company shall be an authorized representative or authorized representatives together representing Shareholders holding more than 51% of the Company’s issued share capital from time to time. If within 30 minutes of the time appointed for a Shareholders’ meeting of the Company there is no quorum, the chairman of the meeting shall adjourn the meeting to a place and time not less than three Business Days later provided that at such adjourned meeting the quorum shall be an authorized representative or authorized representatives together representing a Shareholder or Shareholders holding not less than 52% of the Company’s issued share capital from time to time.

7.3	Chairman of Shareholder Meetings

The chairman of any Shareholders’ meeting of the Company shall be the Chairman of the Board and shall not be entitled to a second or casting vote. In the event the Chairman is absent from any Shareholders meeting, the Shareholders present may appoint the chairman of the meeting.

7.4	Resolution in Writing

Notwithstanding any other provisions of this Section 7, a resolution in writing signed by all Shareholders (which resolution may consist of several counterparts) shall be as valid and effective as if it had been passed at a duly convened Shareholders’ meeting.

8.	INDEMNIFICATION

8.1	Indemnification by State Street

State Street shall, subject to the further provisions of this Section 8, indemnify, defend and hold Syntel, its Affiliates and its respective directors, officers, representatives, employees and agents, and Syntel’s successors and permitted assigns harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to (a) any breach of the representations and warranties made by State Street in this Agreement; or (b) the non-performance (in whole or in part) by State Street of any of its covenants, obligations or agreements contained in this Agreement, except for non-performance resulting from a breach of this Agreement by the Company or Syntel.

EXECUTION VERSION

8.2	Indemnification by Syntel.

Syntel shall, subject to the further provisions of this Section 8, indemnify, defend and hold State Street, its Affiliates and their respective directors, officers, representatives, employees and agents, and State Street’s successors and permitted assigns (including, without limitation, the Company), harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to (a) any breach of the representations and warranties made by the Company or Syntel in this Agreement; or (b) the non-performance (in whole or in part) by the Company or Syntel of any of its covenants, obligations or agreements contained in this Agreement, except for non-performance resulting from a breach of this Agreement by State Street.

**

8.3	Notice of Claim; Right to Participate in and Defend Third Party Claim; Non-Third Party Claims

(a)

Notice of Claim. If any indemnified party receives notice of any Action in respect of which indemnification may be sought under this Agreement (a “Third Party Claim”), and the indemnified party intends to seek indemnification under this Agreement, then the indemnified party (the “Beneficiary”) promptly shall provide the indemnifying party with written notice of the Third Party Claim and the relevant facts and circumstances to the extent known; provided, however, that if such claim is under Section 8.1 or 8.2, notice of the Third Party Claim must be delivered prior to the expiration of the pertinent representation or warranty as described in Section 8.4 of this Agreement. The failure by the Beneficiary to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this Section 8.3, unless such failure materially prejudices the ability of the indemnifying Party to defend such Third Party Claim. The indemnifying party shall have the right, at its option and expense, to participate in the defense of such Third Party Claim, but not to control the defense,

EXECUTION VERSION

negotiation or settlement thereof, (which control shall at all times rest with the Beneficiary) unless (i) such Third Party Claim involves only money damages and not an injunction or other equitable relief, or (ii) if the indemnifying party has a defense or counterclaim in relation to such Third Party Claim which the Beneficiary is not entitled to assert (to the extent necessary to assert and maintain such defense or counterclaim), and the indemnifying Party furnishes satisfactory evidence of its financial ability to indemnify the Beneficiary, in which case the indemnifying party may assume such control through counsel of its choice (which counsel shall be satisfactory to the Beneficiary) at its own expense; provided that the Beneficiary shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense, negotiation or settlement of such Third Party Claim. If the indemnifying Party does not assume control of the defense of such Third Party Claim, the entire defense, negotiation or settlement of such Third Party Claim by the Beneficiary shall be deemed to have been consented to by, and shall be binding upon, the indemnifying party as fully as though the indemnifying party alone had assumed the defense thereof and a judgment had been entered in such Third Party Claim in respect of such settlement or judgment. If the indemnifying party does assume control of the defense of such Third Party Claim, it shall not, without the prior written consent of the Beneficiary, settle such Third Party Claim or consent to entry of any judgment relating thereto which does not include as an unconditional term the giving by the claimant to the Beneficiary a release from all liability in respect of such Third Party Claim. The parties to this Agreement agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(b)	Non-Third Party Claims. Any indemnifiable claim under this Agreement that is not a Third Party Claim must, in order to be valid and effective hereunder, be asserted by the indemnified party by prompt delivery of written notice thereof to the indemnifying party, provided that if such claim is under Section 8.1 or 8.2, it must be delivered prior to the expiration of the pertinent representation or warranty as described in Section 8.4 of this Agreement.

8.4	Survival of Representations and Warranties

All the representations and warranties contained in this Agreement shall survive until the second year anniversary of the Closing Date.

8.5	Limitation on Liability

Neither party shall have any liability or obligation to the other party with respect to any claim arising out of this Agreement until the total of all Damages with respect to such matters exceed ** (the “Threshold”), and thereafter, liability shall be only for those Damages in excess of the Threshold. The

EXECUTION VERSION

determination of the amount of any Damages arising out of the breach of more than one representation, warranty, covenant or agreement shall be determined without duplication or double counting of the same Damages. Any amounts payable by either party pursuant to this Section 8 shall be reduced by any related insurance recoveries net of cost incurred for such recovery. Each of the indemnifying party and the indemnified party shall take action to mitigate any Damages as a result of, arising from, or in connection with, or relating to (i) any matter inconsistent with, or any breach of, the representations and warranties contained in this Agreement and (ii) the non-performance (in whole or in part) of any covenants or agreements contained in this Agreement, including, without limitation, if required by Applicable Law, causing the Company to take such action with respect to mitigation of Damages. Notwithstanding anything herein to the contrary, Damages shall not include special, indirect, consequential or punitive damages.

8.6	Right to Indemnification Not Affected by Knowledge

The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, obligations and agreements contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance or non-compliance with, any such representation, warranty, covenant, obligation or agreement.

9.	INFORMATION

9.1	Information

The Company shall provide to each Shareholder and the Directors and, where requested, to their representatives copies of all financial statements, business plans, audit reports and other information which the Company shall receive from SSI and, without prejudice to the foregoing, the Company shall keep the Shareholders fully and promptly informed of all material developments regarding the financial and business affairs and all significant events (including any material litigation or arbitration) which will or may materially and adversely affect any party.

10.	VETO MATTERS

10.1	List of Veto Matters

The Company agrees, so far as it lawfully may, and the Shareholders agree to procure, so far as is within their powers as Shareholders or under this Agreement, that the matters listed in Schedule 4 shall require and shall only be implemented if the Company shall have received the prior written consent of all Shareholders (provided that if such prior written consent is not refused within 5

EXECUTION VERSION

Business Days of it being requested by the Company it shall be deemed to have been given).

11.	TRANSFER OF SHARES

11.1	Restrictions on Transfer

No Shareholder shall assign, transfer, exchange, Encumber or otherwise dispose of any of the Shares held by it or any interest in them except in accordance with the provisions of this Section 11.

11.2	Permitted Transfers

Notwithstanding the provisions of Section 11.1, a Shareholder may transfer all or part of its Shares to any of its Affiliates (a “Permitted Transferee”) subject to the transferring Shareholder guaranteeing, to the satisfaction of the remaining Shareholders, all of the Permitted Transferee’s obligations under this Agreement and Shareholder Support obligations and subject to the Permitted Transferee agreeing immediately to transfer all of its Shares to the transferor Shareholder or to another Permitted Transferee of the transferor Shareholder immediately upon the Permitted Transferee ceasing to be an Affiliate of the transferor Shareholder.

11.3	Transfers Conditional on Transferee’s Agreement

It shall be a condition of any allotment or transfer of Shares to any person (including a Permitted Transferee not being an existing shareholder of the Company) that the allottee or transferee shall enter into a deed substantially in the form of Schedule 1 agreeing to become party to and to be bound by the terms of this Agreement and thereafter any reference to a party or Shareholder herein shall be deemed to include a reference to such transferee as if named herein as a party.

11.4	Directors’ Right to Verify Transfers

In order to verify that a transfer of Shares is to a Permitted Transferee, a Permitted Transferee shall give the Company such information and evidence as the Board may require and the Board shall refuse to register a relevant transfer until the information is provided in a form reasonably satisfactory to the Board.

11.5	General Consent under the Constitution

Each of the parties expressly understands and agrees to give effect to each transfer made in accordance with this Section 11 and agrees to cause the Board to register each such transfer pursuant to the terms of this Agreement.

11.6	Syntel’s Option to Buy State Street Shares

During the term of this Agreement, State Street shall have the right to give one or more notices (each, a “Put Notice”) at any time to Syntel, containing an offer by

EXECUTION VERSION

State Street, to sell all or any of the Shares of the Company owned by State Street at that time (the “Put Offer to Sell”) at the Transfer Value of such Shares. Within 15 Business Days of any Put Notice being given (the “Put Offer Period”), Syntel shall have the option to accept the Put Offer to Sell by giving notice of such acceptance to State Street. If Syntel elects to exercise its right to accept the Put Offer to Sell, Syntel shall purchase, and State Street shall sell, the number of Shares of the Company owned by State Street as specified in the Put Notice at the Transfer Value of such Shares and the transaction of purchase and sale shall be completed within 30 Business Days of the expiry of the Put Offer Period, subject to receipt of requisite governmental or regulatory approvals.

11.7	State Street’s Right to Call

Notwithstanding Section 11.1 of this Agreement, State Street shall, effective from the date following the 5th (Fifth) anniversary of the execution of this Agreement and at any time (and from time to time) thereafter, have the right to give notice (such notice being referred to in this section as the “Call Notice”) to Syntel, containing an offer by State Street to purchase all, but not less than all, of the Shares of the Company owned by Syntel at that time (the “Call Offer to Purchase”) at the Call Offer Price. Within 15 Business Days of the Call Notice being given (the “Call Offer Period”), Syntel shall accept the Call Offer to Purchase by giving notice of such acceptance to State Street and Syntel shall sell and State Street shall purchase all the Shares of the Company beneficially owned by Syntel at such time at the Call Offer Price and the transaction of purchase and sale shall be completed within 30 Business Days of the expiry of the Call Offer Period, subject to the receipt of applicable regulatory, governmental or corporate approvals.

11.8	Material Event

If a Material Event outside the reasonable control of State Street occurs at any time after the execution of this Agreement and State Street is required by applicable law or regulatory guidance to promptly terminate the joint venture relationship with the Class B Shareholder, State Street shall have the option to give a Call Notice at any time to Syntel, containing a Call Offer to Purchase the Shares of the Company owned by Syntel at that time at the Transfer Value. Within the Call Offer Period, Syntel shall accept the Call Offer to Purchase by giving notice of such acceptance to State Street and Syntel shall sell and State Street shall purchase all the Shares of the Company beneficially owned by Syntel at such time at the Transfer Value and the transaction of purchase and sale shall be completed within 30 Business Days of the expiry of the Call Offer Period, subject to the receipt of applicable regulatory, governmental or corporate approvals.

11.9	Dissolution and Liquidation; Redemption

EXECUTION VERSION

(a)	The Company shall be liquidated in accordance with Section 11.9(b) at any time upon the unanimous consent of the Shareholders, which consent shall not be unreasonably withheld.

(b)	In the event of any winding-up and liquidation of the Company pursuant to Section 11.9(a), the Shareholders shall take all such action as may be necessary to terminate this Agreement and, subject to the provisions of this Section 11.9, the Company shall be dissolved, wound up and liquidated in accordance with applicable law. In any dissolution, winding-up or liquidation of the Company, any tangible or intangible properties or assets of the Company which may be distributable under applicable law shall, upon such dissolution, winding-up and liquidation of the Company, be divided and distributed among the Shareholders in proportion to their respective share ownership in the Company at the time of such distribution; provided, however, that the rights to all Employees of the Company and physical assets (e.g., equipment) of the Company shall be distributed to the Class B Shareholder. Upon any such dissolution, winding-up and liquidation, the Shareholders shall cause the Auditors engaged by the Company (whose determination shall be final, conclusive and binding on the Shareholders) to prepare and deliver to the Shareholders a final accounting statement as soon as reasonably practicable after all of the activities of the Company have been concluded, all monies payable to the Company have been received and all expenses and obligations of the Company have been paid, satisfied or otherwise provided for, and upon delivery of such accounting statement, this Agreement shall forthwith terminate and be of no further force and effect (except to the extent of any liability or obligation of a Shareholder which accrued prior to any such termination or any provisions herein which are expressly provided to survive any termination hereof). Any costs, fees and other expenses of any kind (including reasonable attorneys’ fees) associated in connection with the dissolution and liquidation of the Company shall be borne by the parties in equal proportion.

(c)	The Class A Shareholder may at any time request the Company to redeem, and the Company shall redeem, the Class A Common Shares held by the Class A Shareholder for an aggregate purchase price of **.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Warranties by Syntel

Syntel represents and warrants to State Street and to the Company as follows:

12.1.1	Syntel is a limited liability company organized and validly existing under the laws of the State of Delaware, USA;

EXECUTION VERSION

12.1.2	the signature, execution and performance of this Agreement and all ancillary documents by Syntel have been duly authorized and are within the corporate power of Syntel, constitute binding obligations on Syntel in accordance with their terms and will not give rise to any breach of any instrument, agreement, law, order, judgment or decree by which Syntel is bound; and

12.1.3	all consents, licences or approvals required by law or regulation in order for Syntel to enter into and perform its obligations pursuant to this Agreement have been obtained without conditions or limitations which would limit Syntel’s performance of this Agreement.

12.2	Warranties by State Street

State Street represents and warrants to Syntel and to the Company as follows:

12.2.1	State Street is a company organized and validly existing under the authority of the Commonwealth of Massachusetts and the Board of Governors of the Federal Reserve System of the United States of America;

12.2.2	the signature, execution and performance of this Agreement and all ancillary documents by State Street have been duly authorized and are within the corporate power of State Street, constitute binding obligations on State Street in accordance with their terms and will not give rise to any breach of any instrument, agreement, law, order, judgment or decree by which State Street is bound; and

12.2.3	all consents, licences or approvals required by law or regulation in order for State Street to enter into and perform its obligations pursuant to this Agreement have been obtained without conditions or limitations which would limit State Street’s performance of this Agreement.

13.	SYNTEL SOURCING PRIVATE LIMITED

13.1	General Meetings

The Company shall as soon as practicable after the Company receives notice of any general meeting of shareholders of SSI, convene a Board meeting in accordance with the provisions of Section 6.5.1 and pass to the Shareholders copies of such notice and any circulars or other correspondence from SSI to its shareholders in respect of such general meeting. Subject to the provisions of Schedule 4, the Board shall resolve how the shares in SSI held directly or indirectly by the Company shall be voted at the relevant general meeting.

14.	CONFIDENTIALITY

Each party agrees that it will, and cause its Affiliates and representatives to, treat in confidence all documents, materials and other information which it shall have obtained

EXECUTION VERSION

regarding the other party, the Company, Syntel Sourcing, and their respective customers during the term of this Agreement. Upon termination of this Agreement, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source not under an obligation to maintain the confidentiality of such documents, materials and other information, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, or (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed. The parties agree that a breach of the covenants in this Section 14 will cause irreparable harm. Therefore, the parties agree that, in addition to any other remedies available, the injured party shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by a party of the covenants in this Section 14.

15.	RELATIONSHIP BETWEEN SHAREHOLDERS AND THE COMPANY

15.1	Shareholders’ Procurement Obligation

Each of the Shareholders agrees it shall exercise its rights hereunder and as a Shareholder in the Company in such manner as could reasonably be expected to prevent, and shall not exercise those rights in any manner which could reasonably be expected to result in, a breach by the Company of any of its obligations under this Agreement or any restrictions imposed upon it under its Constitution (whether or not enforceable against the Company itself).

15.2	No Partnership

Nothing in this Agreement, and no action taken under this Agreement, shall create a partnership or establish a relationship of principal and agent between any of the parties or (save as otherwise stated herein) otherwise authorize any party to bind any other party for any purpose.

16.	ENTIRE AGREEMENT AND SEVERANCE

16.1	Entire Agreement

This Agreement together with any other documents in the agreed form referred to in this Agreement (together the “Contractual Documents”) contains the whole agreement between the parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and except to the extent repeated in this Agreement or any Contractual Document, supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

EXECUTION VERSION

16.2	Acknowledgment by Parties

Each party acknowledges that:

16.2.1	in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any representation (whether negligent or otherwise), warranty or undertaking made to it by any person (whether a party to this Agreement or not) which is not expressly set out or referred to in this Agreement; and

16.2.2	it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Section, and agrees, having considered the terms of this Section 16.2 and the Agreement as a whole, that the provisions of this Section are fair and reasonable.

16.3	Conflict with the Constitution

The parties intend that the provisions of this Agreement shall prevail over the Constitution in the event of conflict and, accordingly, the Shareholders shall, if necessary, exercise all voting and other rights and powers available to them as Shareholders or under this Agreement, and shall cause their nominees on the Board, to procure any amendment to the Constitution and the Memorandum of Association and the Articles of Association of SSI required to give effect to the provisions of this Agreement.

16.4	Invalidity

If at any time any provision in this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected. The parties shall negotiate in good faith to replace such illegal, invalid or unenforceable provision with a valid provision which, as far as possible, has the same legal and commercial effect as that which it replaces.

17.	AMENDMENTS

This Agreement may not be changed, altered or waived unless in writing and signed by or on behalf of each of the parties to this Agreement.

18.	NO ASSIGNMENT

Except as results from a transfer of Shares as permitted under this Agreement, no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement.

EXECUTION VERSION

19.	REMEDIES AND WAIVERS

19.1	No Waiver or Discharge

No default by any party in the performance of or compliance with any provision of this Agreement shall be waived or discharged except with the express written consent of all other parties.

19.2	Saving for Future Waivers

No waiver by any party of any default by another party in the performance of or compliance with any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default whether of a like or different character.

19.3	Failure to Exercise etc. not a Waiver

No failure to exercise, nor delay or omission by any party in exercising, any right, power or remedy conferred on it under this Agreement or provided by law shall:

19.3.1	affect that right, power or remedy; or

19.3.2	operate as a waiver of it.

No single or partial exercise by any party of any right, power or remedy shall prevent any further exercise of that right, power or remedy or the exercise of any other right, power or remedy.

19.4	Rights and Remedies Cumulative

The rights, powers and remedies conferred on the parties by this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law or otherwise.

20.	THIRD PARTY RIGHTS

The parties do not intend that any term of this Agreement shall be enforceable by any person who is not a party to this Agreement and accordingly no person who is not a party to this Agreement shall be deemed a beneficiary of or shall have any rights or entitlements under this Agreement. The parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a party to this Agreement.

21.	COSTS

Each party shall bear the legal costs and expenses incurred by it in connection with the preparation, negotiation and implementation of this Agreement.

EXECUTION VERSION

22.	DURATION

The rights and obligations of each Shareholder shall continue and be enforceable by or against it only while it is a Shareholder of the Company save for:

(a)	rights and obligations in respect of Sections 8, 22, 23 and 24 which shall continue to have effect notwithstanding a party ceasing to be a Shareholder or termination of this Agreement; and

(b)	rights and obligations in respect of antecedent breaches of this Agreement or the Constitution.

23.	NOTICES

23.1	Service

Any notice, claim or demand in connection with this Agreement shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent in accordance with Section 11.6 of the Subscription Agreement.

24.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance, with the laws of the State of Delaware without regard to conflicts of law principles, and the Parties agree to submit to jurisdiction of any court of law sitting in the State of Delaware.

25.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Delivery of counterparts may be by facsimile transmission. Any party may enter into this Agreement by signing any such counterpart but the Agreement shall not be effective until each party has executed at least one counterpart.

EXECUTION VERSION

IN WITNESS WHEREOF, this Agreement has been duly executed under seal on the date first above written.

STATE STREET INTERNATIONAL HOLDINGS

By:	**
Name:	**
Title:	**

SYNTEL DELAWARE, LLC

By:
Name:
Title:

SYNTEL SOLUTIONS (MAURITIUS) LIMITED

By:
Name:
Title:

EXECUTION VERSION

SCHEDULE 1

**

EXECUTION VERSION

SCHEDULE 2

Transfer Value

The aggregate Transfer Value for all of the Class A Common Shares held by State Street shall be **.

The aggregate Transfer Value for all of the Class B Common Shares and Preferred Shares held by Syntel shall be the price equivalent to **

EXECUTION VERSION

SCHEDULE 3

Standard of Conduct

EXECUTION VERSION

SCHEDULE 4

Veto Matters

The following decisions, actions and resolutions of the Board shall require the vote of all of the Directors:

(a) any sale by the Company of all or substantially all of its assets or stock, or any reorganization, consolidation or merger (or similar transaction or series of transactions) of the Company with another entity;

(b) any acquisition of all or substantially all of the assets or stock of another entity;

(c) any liquidation, dissolution or winding up of the Company;

(d) the authorization or creation of any equity security of the Company;

(e) repurchase or redemption of any equity security of the Company;

(f) any amendment to the Memorandum of Association or these Articles;

(g) any increase or decrease in the number of directors that shall constitute the Board;

(h) any material change in the nature of the business of the Company;

(i) any change in the name of the Company or any assumed name of the Company;

(j) any incurrence of indebtedness in excess of **;

(k) any capital expenditures in any calendar year in excess of **;

(l) any material change in the manner that the Company maintains its books and records of account;

(m) any change in the make-up or powers of the Operating Committee

(n) the creation of any committee of the Board; or

(o) the declaration or payment of any dividend or distribution.